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                 December 22, 2021

       Evan Sohn
       Chief Executive Officer
       Recruiter.com Group, Inc.
       500 Seventh Avenue
       New York, New York 10018

                                                        Re: Recruiter.com
Group, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed December 17,
2021
                                                            File No. 333-261734

       Dear Mr. Sohn:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

               Please contact Priscilla Dao, Staff Attorney, at (202) 551-5997 or Jan Woo, Legal Branch
       Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Steven Lipstein